EXHIBIT VIII

EXECUTION COPY

CONVERSION AGREEMENT

CONVERSION AGREEMENT (this “Agreement”), dated November 7, 2016 among iMEDICOR, Inc., a Nevada corporation formerly known as Vemics, Inc. (the “Company”), and the undersigned holder (the “Holder”) of a Series A 18% Convertible Promissory Note in the principal amount set forth below the Holder’s signature to this Agreement, as amended by the Amendment dated December 24, 2015 (the “Bridge Note”).

BACKGROUND

WHEREAS, the Company issued the Bridge Note to the Holder on the Original Issue Date.

WHEREAS, the Bridge Note was due and payable in full on or before June 30, 2016, but neither any of the principal nor any of the interest payable with respect to the Bridge Note has been paid and interest on the principal of the Bridge Note continues to accrue at the rate of 18% per annum.

WHEREAS, the Company has entered into a Recapitalization Agreement dated as of November 1, 2016 (the “Recapitalization Agreement”, a copy of which is attached to this Agreement) with persons who are the owners of record of shares of the capital stock of the Company and/or the holders of indebtedness convertible into shares of capital stock of the Company, pursuant to which the Company shall be recapitalized upon the terms and provisions of the Recapitalization Agreement (the “Recapitalization”) on such date as the Company in its sole discretions shall designate in a written notice to all of the parties to the Recapitalization Agreement (the “Recapitalization Date”).

WHEREAS, the Company entered into a Letter Agreement dated as of October 31, 2016 with GVC Capital LLC (“GVC”) pursuant to which the Letter Agreement between the Company and GVC dated November 12, 2015 and all of their respective obligations thereunder, including but not limited to their respective obligations with respect to a proposed private offering by the Company of the Company’s securities (a “PIPE Financing”) were terminated effective as of October 31, 2016.

WHEREAS, the Holder desires to convert the Bridge Note into shares of Common Stock of the Company, and the Company desires that the Holder convert the Bridge Note into shares of Common Stock of the Company, at a price equal to $0.45 per share of Common Stock immediately following the Recapitalization of the Company on the Recapitalization Date and otherwise on the terms and conditions set forth in the Bridge Note.

NOW, THEREFORE, in consideration of the premises and the promises made herein, and in consideration of the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the parties to this Agreement hereby agree as follows:

1. Definitions. Except as otherwise provided in this Agreement, the terms used herein shall have the meanings thereof as defined in the Bridge Note or the Recapitalization Agreement, as the case may be.

2. Conversion of Bridge Note. On the Recapitalization Date immediately following the Recapitalization, the Bridge Note shall be converted into shares of Common Stock of the Company at a price equal to $0.45 per share of Common Stock, subject to adjustment as provided in the Bridge Note (the “Conversion”). The shares of Common Stock to be issued by the Company upon the Conversion shall be issued to the Holder in the name of the Holder.

3. Representations and Warranties of the Company. The Company represents and warrants to the Holder as follows:

3.1           Power and Authorization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada and has the requisite power and authority necessary to enter into this Agreement and to carry out its obligation hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement or the Conversion or any of the other transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of the Company and is a legal valid and binding obligation of the Company and enforceable against the Company in accordance with its terms.

3.2           No Violation. Neither the execution, delivery nor performance of this Agreement nor the consummation of the Recapitalization or any of the transactions contemplated hereby (i) will violate or conflict with the Articles of Incorporation or By-Laws of the Company, (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to which the Company is a party or by which the Company is bound or to which any property or asset of the Company is subject or (iii) is prohibited by or requires the Company to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or Government Entity or of any other person.

3.3           No Litigation. There are no actions, suits, proceedings or, to the best of the Company's knowledge, investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving the Company or any of its properties or assets that (i) questions the validity of this Agreement or the Recapitalization or any of the transactions provided for or contemplated hereby or (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Company under this Agreement.

4.           Covenants, Representations and Warranties of the Holder. The Holder hereby covenants, represents and warrants to the Company as follows:

4.1           Power and Authorization. The Holder, if the Holder is an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction under which it is organized or formed and has the requisite power and authority necessary to enter into this Agreement and to carry out its obligation hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by its board of directors or other governing body, as applicable, and no other proceeding on the part of the Holder is necessary to authorize the execution and delivery of this Agreement or any of the other transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of the Holder, and is a legal valid and binding obligation of the Holder, and is enforceable against the Holder in accordance with its terms.

The Holder is not an entity, has the requisite power authority and capacity to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered on behalf of the Holder, and is a legal valid and binding obligation of the Holder, and enforceable against the Holder in accordance with its terms.

4.2           No Violation. Neither the execution, delivery nor performance of this Agreement nor the consummation of any of the transactions contemplated hereby (i) will violate or conflict with the Certificate of Incorporation or By-Laws if the Holder is an entity, (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to the Holder is a party or by which the Holder is bound or to which any property or asset of the Holder is subject or (iii) is prohibited by or requires the Holder to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or Government Entity or of any other person.

4.3           No Litigation. There is no action, suit, proceeding or, to the knowledge of the Holder, investigation, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving the Holder or any of their respective properties or assets that (i) questions the validity of this Agreement, the Recapitalization or any of the transactions contemplated hereby or (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Company or the Holder under this Agreement.

4.4           Surrender of Certificates. On and after the Conversion, the Holder acknowledges and agrees that any documentation representing the Bridge Note shall represent thereafter only the right of the Holder to receive the number of shares of Common Stock issuable upon the Conversion.

4.5           Waiver. By signing this Agreement, the Holder shall be deemed to have waived any and all rights, entitlements, claims, demands or interests which the Holder may have had by virtue of having been the beneficial owner of the Bridge Note, save and except for the right to receive a certificate representing the shares of Common Stock issuable upon the Conversion.

4.6           Release. By signing this Agreement, but effective as of the consummation of the Conversion in accordance with the terms hereof, the Holder shall be deemed to have unconditionally and irrevocably released, acquitted and forever discharged the Company together with its officers, directors, stockholders, agents, bankers, representatives, note holders, attorneys and investment bankers, together with their respective affiliates and agents, both past and present, from any claim, demand, obligation or liability, direct or indirect, known or unknown, arising from any act or omission from the beginning of time up to the Conversion (a "Claim") except as hereinafter provided in this Section 4.6. Without limiting the generality of the foregoing, it is understood that this release shall include any Claim arising from any statement or representation, verbal or written, and any act or omission made in connection with any offer or sale of any security. However, notwithstanding anything in this Agreement to the contrary, none of Jerry D. Smith, JD Investments, Inc. or Sonoran Pacific Resources, Inc. or any of their affiliates shall be deemed to have released, acquitted or discharged the Company with respect to any claim that it may now or at any time hereafter have, including only any claim or right under any applicable security agreement or security interest that, as of the date of this Agreement, relates to:

(i)
the line of credit in the amount of $500,000 extended to the Company by Western State Bank that has been guaranteed by Jerry D. Smith and the security agreements and other documentation executed with respect thereto, and

(ii)
The financing in an amount of $155,000 provided to the Company by Genesis Finance Corporation that has been guaranteed by Jerry D. Smith and the security agreements and other documentation executed with respect thereto.

4.7           Information. The Holder has been provided with information and materials concerning the subject matter of this Agreement and the transactions provided for herein or contemplated hereby. In addition, each such person has had access to the Company's reports and information filed with the SEC (the "SEC Documents"). The information and materials provided by the Company and the SEC Documents are referred to herein as the "Disclosure Materials." Each such person has carefully reviewed and is familiar with all of the information contained in the Disclosure Materials. Each such person has been given access to full and complete information regarding the Company and has utilized such access to such person's satisfaction for the purpose of obtaining such information regarding the Company as such person has reasonably requested; and, particularly, each such person has been given a reasonable opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement, including the Conversion and the shares of Common Stock issuable upon the Conversion and to obtain any and all additional information related thereto, to the extent reasonably available. Each such person has relied on nothing other than the Disclosure Materials (including any exhibits thereto) in deciding whether to execute this Agreement. Except as set forth in the Disclosure Materials, no representations or warranties have been made to any such person by the Company, any selling agent of the Company, or any agent, employee, or affiliate of the Company or such selling agent.

Each such person, in reaching a decision to execute this Agreement, has such knowledge and experience in financial and business matters that such person is capable of reading and interpreting financial statements and evaluating the merits and risks of the covenants, representations and warranties contained herein and has the net worth to undertake such risks.

4.8           Risk Factors Applicable to the Holder. The Holder acknowledges that the Holder will be subject to substantial risks as a result of the Conversion, including the following:

4.8.1                      The Holder acknowledges that the Holder has certain rights as a holder of the Bridge Note (“Bridge Note Rights"), including, without limitation:

(i)
the right to accrue and collect interest on the principal balance of the Bridge Note; and

(ii)
upon a default by the Company in its obligation to repay certain indebtedness of the Company, the right to foreclose upon the assets of the Company, compel a liquidation of those assets and collect the proceeds from such liquidation senior to the holders of all indebtedness of the Company subordinated to the Bridge Note and preferred and common equity.

and, by agreeing to convert the Bridge Note into shares of Common Stock in accordance with the terms of this Agreement, the Holder will lose the Holder’s Bridge Note Rights and will possess only those rights of all other holders of Common Stock, including, without limitation:

(i)
Voting Rights. The holders of Common Stock are entitled to one vote per share on all matters. The Common Stock does not have cumulative voting rights.

(ii)
Dividends. Each share of Common Stock has an equal and ratable right to receive dividends to be paid from the assets legally available therefor when, as and if declared by the Board. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

(iii)
Liquidation. In the event the Company is dissolved, liquidated or wound up, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors and to the holders of any outstanding stock ranking senior to the Common Stock, including any that the Company may designate and issue in the future with liquidation preferences greater than those of the Common Stock.

(iv)
Other. The holders of shares of Common Stock have no preemptive, subscription or redemption rights and are not liable for further calls or assessments. All of the outstanding shares of Common Stock issued upon the Conversion will be fully paid and non-assessable.

4.8.2                      The Holder has certain rights and preferences applicable to the Bridge Note, including, without limitation, the right to convert the Bridge Note into shares of Common Stock. By executing this Agreement and converting the Bridge Note into shares of Common Stock, the Holder will possess only the rights of a holder of Common Stock.

4.8.3                      Implementation of this Agreement will result in the conversion of the Bridge Note into a substantial number of shares of Common Stock. The public trading market for the Common Stock is sporadic and highly illiquid. Future sales of substantial amounts of the Common Stock in the public market, or the perception that such sales might occur, could cause the market price of the Common Stock to decline and could impair the value of an investment in the Common Stock and the Company’s ability to raise equity capital in the future.

This Agreement will result in an immediate and substantial increase in the number of shares of Common Stock issued and outstanding. The sale of some portion of this additional Common Stock by the holders thereof, or even the appearance that such holders may make such sales, may limit the market for the Common Stock or depress any trading market volume and price before other investors are able to sell any of their Common Stock. There is a substantial risk that the Holder will not be able to sell any of the Holder’s Common Stock in a timeframe and/or at prices that would permit the recovery of the Holder’s investment.

5.
Miscellaneous.

5.1           Assurance of Further Action. From time to time after the Conversion, at the Company's expense, the Holder shall execute and deliver, or cause to be executed and delivered, to the Company such further instruments or other documents or take such other actions as the Company may reasonably request in order to consummate the Conversion and the other transactions contemplated hereby.

5.2          Expenses. Whether or not the Conversion is consummated, except as otherwise provided in the documents relating to the Conversion, each of the Parties shall pay all of its own legal and accounting fees and other expenses, taxes, debts, liabilities and obligations incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

5.3           Waiver. The Parties may by written agreement, (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the Parties or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

5.4           Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: if to the Company, to iMedicor, Inc., 13506 Summerport Village Parkway, Suite 160, Windermere FL, 34786, Attention: Robert McDermott, President and Chief Executive Officer (with a copy to Samuel B. Fortenbaugh III, Esq., 45 Rockefeller Plaza, Suite 2000, New York, New York 10111); if to the Holder, to the address set forth below the signature of the Holder on the signature page of this Agreement; or to such other address as may have been furnished in writing to the party giving the notice by the Party to whom notice is to be given.

5.5           Entire Agreement. This Agreement embodies the entire agreement among the Parties and there have been and are no agreements, representations or warranties, oral or written among the Parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the Parties.

5.6           Rights Under this Agreement; No assignability. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns, but shall not be assignable by any Party without the prior written consent of the other Party. Nothing contained in this Agreement is intended to confer upon any person, other than the Parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.7           Governing Law. This Agreement and the rights and duties of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Florida. The Parties hereby irrevocably submit to the jurisdictions of the courts of the States of Arizona and Florida and the federal courts of the United States of America located in the States of Arizona and Florida in respect of all matters that arise out of or are related to this Agreement or the documents referred to in or contemplated by this Agreement and the transactions contemplated hereby and thereby and hereby waive, and agree not to assert, as a defense in any action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action shall be heard and determined in such Arizona or Florida state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action in the manner provided in this Section 5.7 or in such other matter as may be permitted by law shall be valid and sufficient service thereof.

5.8           Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMUTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.9           Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction specified in Section 5.7, this being in addition to any other remedy to which they are entitled at law or in equity.

5.10                      Headings: References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

5.11                      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

5.12                      Certain Rights. In the event the Conversion does not occur as set forth here therein, the Holder shall not be deemed to have waived or released any rights.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK —

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

iMEDICOR, INC.

Date	By:	/s/
Robert McDermott
President

HOLDER OF BRIDGE NOTE

Entity

(Name of Entity)	(Date)

By:
_________________________________

Name:

Title:

Or Individual

(Name of Entity)	(Date)

Bridge Note Held:

Principal Amount:
$____________________

Original Issue Date:
_____________________